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                                  EXHIBIT 11

                        CONVERSE INC. AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
               (Dollars in thousands, except per share amounts)


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                                                                THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                         -------------------------------     -------------------------------
                                                         SEPT. 27, 1997     OCT. 3, 1998     SEPT. 27, 1997     OCT. 3, 1998
                                                         --------------     ------------     --------------     ------------
Basic:
------

     Weighted average number of shares outstanding...         17,277             17,320           17,255            17,319

     Income (loss) available to stockholders.........        $   175            $(4,274)         $12,859           $(6,943)

     Basic earnings (loss) per share.................        $  0.01            $ (0.25)         $  0.74           $ (0.40)

Diluted:
--------

     Weighted average  number of common shares
        outstanding..................................         17,277             17,320           17,255            17,319
     Weighted average incremental shares from assumed
        conversion of common stock equivalents.......            467                ---              581               ---
                                                             -------            -------          -------           -------
                                                              17,744             17,320           17,836            17,319

     Income (loss) available to common stockholders..        $   175            $(4,274)         $12,859           $(6,953)

     Diluted earnings (loss) per share...............        $  0.01            $ (0.25)         $  0.72           $ (0.40)
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